Investor Contacts: Rusty Cloutier President & CEO or Jim McLemore, CFA Sr. EVP & CFO 337.237.8343

MidSouth Bank Promotes Troy Cloutier to CEO

LAFAYETTE, LA., August 8, 2016/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) As part of its ongoing succession planning strategy, MidSouth Bancorp, Inc. today reported that the Board of Directors of MidSouth Bank has approved the promotion of Troy Cloutier to Chief Executive Officer of MidSouth Bank, effective November 1, 2016. Mr. Cloutier has served as President of MidSouth Bank for the past year. As President and CEO, he will assume more responsibility for managing the daily operations of MidSouth Bank’s two-state franchise.

Mr. Cloutier previously held the position of Chief Banking Officer and Senior Executive Vice President of MidSouth Bank since January 2011 and before that was Regional President for more than eight years.

Troy Cloutier, the son of MidSouth Bank founding President and CEO Rusty Cloutier, has been with MidSouth Bank since 1992.

Rusty Cloutier will remain President and CEO of MidSouth Bancorp, Inc., MidSouth Bank’s holding company.

“Working under Rusty for the past 24 years has thoroughly prepared me for this very important role in guiding the future of our company,” Troy Cloutier said. “He has instilled in me, and all of us at MidSouth Bank, a strong work ethic, vision and a moral compass to always do what is right by our customers, shareholders and community. We are all immensely grateful for his strong leadership and look forward to a smooth transition for this new management structure.”

Longtime MidSouth Bank Board Chairman Will Charbonnet Sr. said he has the utmost confidence in Troy Cloutier’s ability to lead the bank through challenging and prosperous times. “Time and again Troy has demonstrated outstanding leadership and excellent critical and strategic thinking,” Mr. Charbonnet noted. “We have watched him grow into this role and are excited about the future of the bank under his guidance.”

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of June 30, 2016. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 57 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge- free ATMs. Additional corporate information is available at MidSouthBank.com.

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